Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Beef, Inc.:

We consent to the use of our report dated October 12, 2009, with respect to the balance sheet of National Beef, Inc. as of October 12, 2009 included herein and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Kansas City, Missouri
December  3, 2009